UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

TELUS Corporation

Exact name of registrant as specified in its charter

British Columbia	Not Applicable
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

555 Robson St., Vancouver, B.C. Canada	V6B 3K9
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class which to be so registered	Name of each exchange on which each class is to be registered

Class B Rights (non-voting share purchase rights)	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:                                                (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: N/A

(Title of class)

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

On March 10, 2010, the Registrant’s Board of Directors approved the Registrant’s new Shareholder Rights Plan as set forth in the Shareholder Rights Plan Agreement dated March 12, 2010 (the “New Rights Plan”), subject to ratification by the shareholders of the Registrant.  On March 12, 2010, one Series B right (a “Series B Right”) was issued and attached to each non-voting common share of the Registrant outstanding which non-voting common shares are registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, and listed on the New York Stock Exchange.  On May 5, 2010, the shareholders of the Registrant approved and ratified the New Rights Plan and the issuance of all rights issued pursuant to such New Rights Plan.  For a description of the Series B Rights to be registered reference is made to the information under the heading “6. Ratification and confirmation of shareholder rights plan” in the Registrant’s 2010 Notice of Annual and Special Meeting and Information Circular dated March 12, 2010 filed as Exhibit 99.1 to the Registrant’s Form 6-K dated April 9, 2010 as filed with the Securities and Exchange Commission on April 12, 2010. The foregoing description of the Series B Rights is qualified in its entirety by reference to the full text of the New Rights Plan, a copy of which is attached as an exhibit hereto and incorporated herein by this reference.

Item 2. Exhibits.

Shareholder Rights Plan Agreement, dated as of March 12, 2010, between the Registrant and Computershare Trust Company of Canada, as Rights Agent (which includes as Attachment 2 thereto the Form of Series B Right Certificate) (filed as Exhibit 99.1 to the Registrant’s Form 6-K dated March 12, 2010 filed with the Securities and Exchange Commission on March 15, 2010, and incorporated herein by reference).

SIGNATURE

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: May 5 , 2010	TELUS CORPORATION

	By:	/s/Audrey Ho
Name: Audrey Ho
Title: Senior Vice President, Chief General Counsel and Corporate Secretary